Exhibit 99.1


              Gartner Reports First Quarter 2003 Results

    STAMFORD, Conn.--(BUSINESS WIRE)--May 6, 2003--Gartner, Inc. (NYSE: IT and ITB), the world's leading technology research and advisory firm, today reported results for the first quarter ended March 31, 2003.
    Results for the quarter were in line with the Company's guidance:

    -- Total revenue was $204 million, an increase of 2% over the prior year.

    -- On a GAAP basis, net loss was $2 million, or a loss of $0.02 per diluted share, including a previously announced $5 million charge for a reduction in headcount. Net loss for the year-ago quarter was $4 million, a loss of $0.05 per diluted share, including a charge of $17 million.

    -- Normalized EPS was $0.04 per diluted share, compared with $0.07 per diluted share a year ago. Normalized EPS is a Non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of Normalized EPS.

    -- Cash on hand was $135 million, an increase of $26 million over December 31, 2002.

    The 2003 first quarter results reflected the Company's strategy of making moderate investments in its core Research business to position Gartner for future growth as business conditions improve.
    Michael Fleisher, Gartner chairman and chief executive officer, stated, "Our financial performance in the first quarter was within the expected range, despite the fact that the war in Iraq added a new element of uncertainty to an already inhospitable business environment. We continued to pursue initiatives to further strengthen Gartner's market leadership and value proposition: deepening our relationships with clients, developing integrated products tailored to clients' functional roles, and structuring our sales and marketing efforts for maximum effectiveness. We're confident that these investments will position Gartner for growth and increasing profitability as our markets recover."

    Business Segment Highlights

    Research revenue was $116 million for the 2003 first quarter, a 6% decrease compared with the prior year period. Contract value was $474 million at March 31, 2003, a decline of 7% from a year ago. Client retention in Research remained strong, averaging 74%, and almost 90% among clients spending more than $100,000 annually. Gartner's premium products, EXP and Gartner G2, continue to increase revenue at double-digit rates year-over-year.
    Consulting revenue for the recent quarter was $62 million, a reduction of 6% from the same quarter of 2002 and up 6% sequentially. The Consulting backlog was $98 million at March 31, 2003, compared with $111 million at December 31, 2002. The Company attributed the backlog decline to the fact that a number of government sector clients chose to defer decisions on future Consulting projects as a result of the war in Iraq. A focus on key practices and productivity improvements led to an increase in consulting utilization, billing rate and average engagement size as compared with the year-ago quarter.
    Events revenue was $24 million for the 2003 first quarter, compared with $9 million the prior year. The increase was largely due to the timing of the Spring Symposium, which was held in the first quarter this year, instead of the second quarter as in 2002. Direct expenses increased $10 million in the quarter due to the costs associated with Spring Symposium. The Company noted that Symposium attendance remained relatively stable as compared with prior years, at 2,400, despite a general reduction in corporate travel due to the war. Exhibitor renewals for future events were sharply higher than a year ago.
    Gartner maintained a strong cash position of $135 million at March 31, 2003, compared with $110 million at December 31, 2002. During the recent quarter, the Company spent $7 million to repurchase common stock.

    Business Outlook

    Maureen O'Connell, chief financial and administrative officer, said, "In this challenging economic environment, our top priority continues to be stabilizing and then growing Research contract value. We believe that our intense focus in this area will produce improving trends in the Research business. We also believe that our Events business remains on track for this year. We expect Consulting will continue to experience pressure due to the softness in some sectors of government, particularly at the state and local levels. We also recognize that our primary sales effort must be focused on growing Research." Accordingly, she said that Gartner was reaffirming 2003 guidance for its Research and Events businesses, while revising guidance for Consulting and the Company as a whole in line with reduced expectations for government sector spending.
    For full calendar 2003, the Company is targeting:

    -- Total revenue of approximately $835 million to $880 million. -- Research revenue of approximately $453 million to $478 million.
    -- Consulting revenue of approximately $260 million to $275 million.
    -- Events revenue of approximately $104 million to $108 million. -- Other revenue of approximately $18 million to $19 million.
    -- Normalized EPS of $0.40 to $0.45 per share on 128 million diluted shares, before the $5 million restructuring charge recognized in the first quarter. Including the $5 million restructuring charge, GAAP EPS would be $0.37 to $0.42 per share. See "non-GAAP financial measures" for a further discussion of normalized EPS.

    For the second quarter ending June 30, 2003, the Company is targeting:

    -- Total revenue of approximately $206 million to $217 million. -- Research revenue of approximately $113 million to $116 million.
    -- Consulting revenue of approximately $66 million to $73 million.
    --  Events revenue of approximately $23 million.
    --  Other revenue of approximately $4 million to $5 million.
    -- GAAP and normalized EPS of $0.09 to $0.12 on 128 million diluted shares. See "non-GAAP financial measures" for a further discussion of normalized EPS.

    Conference Call Information

    The Company has scheduled a conference call at 10:00 a.m. eastern time on Tuesday, May 6, 2003, to discuss its financial results for the first quarter of 2003. The conference call will also be available via the Internet by accessing Gartner's web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

    About Gartner

    Gartner, Inc. is a research and advisory firm that helps more than 10,500 clients leverage technology to achieve business success. Gartner's businesses consist of Research, Consulting, Measurement, Events and Executive Programs. Founded in 1979, Gartner is headquartered in Stamford, Connecticut and has 4,000 associates, including more than 1,000 research analysts and consultants, in more than 75 locations worldwide. Revenue for the twelve months ended December 31, 2002, totaled $887.6 million. For more information, visit www.gartner.com.

    Non-GAAP Financial Measures

    Investors are cautioned that normalized EPS information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe normalized EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results and calculates earnings per share in a manner consistent with prior periods by including the effect of debt conversion. Normalized EPS is based on net income (loss), excluding other charges, income from minority-owned investments, and gains from the sale of businesses. Normalized EPS includes the effect of the convertible debt as if it had been converted as of the beginning of each period as the convertible debt is expected to have a dilutive effect on EPS for the full year of 2003. See "Supplemental Information" at the end of this release for a reconciliation of GAAP net loss and EPS to normalized net income and EPS.

    Safe Harbor Statement

    This press release contains statements regarding the Company's business outlook, the development of the Company's services, the demand for the Company's products and services and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: ability to expand or even retain the Company's customer base in light of the adverse current economic conditions, including the impact of the September 11 terrorist attacks; the war in Iraq; ability to grow or even sustain revenue from individual customers in light of the adverse impact of the current economic conditions on overall IT spending; the duration and severity of the current economic slowdown; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth, particularly as the Company seeks to reduce its overall workforce; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate operations of possible acquisitions; ability to carry out the Company's strategic initiatives and manage associated costs; ability to manage the Company's strategic partnerships; rapid technological advances which may provide increased indirect competition to the Company from a variety of sources; substantial competition from existing competitors and potential new competitors; risks associated with intellectual property rights important to the Company's products and services; additional risks associated with international operations including foreign currency fluctuations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Transitional Report on Form 10-KT for the three month transitional period ended December 31, 2002. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.


                            GARTNER, INC.
                 Consolidated Statements of Operations
          (Unaudited, in thousands, except per share amounts)

                                               Three Months Ended
                                                   March 31,
                                                 2003     2002
                                              --------- ---------
 Revenues:
    Research                                  $115,724  $122,735   -6%
    Consulting                                  61,779    65,893   -6%
    Events                                      23,509     9,100  158%
    Other                                        3,270     3,367   -3%
                                              --------- ---------
 Total revenues                                204,282   201,095    2%
 Costs and expenses:
    Cost of services and product development   102,333    88,341   16%
    Selling, general and administrative         83,504    86,032   -3%
    Depreciation                                 9,825    10,344   -5%
    Amortization of intangibles                    405       503  -19%
    Other charges (1)                            5,426    17,246  -69%
                                              --------- ---------
 Total costs and expenses                      201,493   202,466    0%
                                              --------- ---------
 Operating income (loss)                         2,789    (1,371)    F
 Income from minority-owned investments             31        78     U
 Interest (expense), net                        (5,612)   (5,331)    U
 Other income (expense), net                       535       (16)    F
                                              --------- ---------
 Loss before income taxes                       (2,257)   (6,640)    F
 Benefit for income taxes                         (745)   (2,324)    U
                                              --------- ---------
 Net loss                                      $(1,512)  $(4,316)    F
                                              ========= =========

 Basic loss per common share                    $(0.02)   $(0.05)    F
 Diluted loss per common share                  $(0.02)   $(0.05)    F

 Weighted average shares outstanding:
    Basic                                       80,492    84,613   -5%
    Diluted                                     80,492    84,613   -5%

 SUPPLEMENTAL INFORMATION
----------------------------------------------
 Normalized EPS (2)                              $0.04     $0.07


    (1) Other charges for 2003 are for costs associated with a reduction in workforce. Other charges for 2002 include costs/losses associated with a reduction in facilities ($10 million), a reduction in workforce ($6 million), and the write-off of assets ($1 million).

    (2) Normalized EPS is based on net income (loss), excluding other charges, income from minority-owned investments, and the $0.5 million gain from the sale of a business in 2002. Normalized EPS includes the effect of the convertible debt as if it had been converted as of the beginning of each period. We believe normalized EPS is an important measure of our recurring operations and the effect of debt conversion, as the convertible debt is expected to have a dilutive effect on EPS for the full year of 2003. See "Supplemental Information" at the end of this release.



                            GARTNER, INC.
                      Consolidated Balance Sheets
                            (in thousands)

                                             March 31, December 31,
                                               2003       2002
                                           ------------ ---------
                                            (unaudited)
 ASSETS
    Cash and cash equivalents                 $135,431  $109,657   24%
    Fees receivable, net                       257,930   283,068   -9%
    Deferred commissions                        23,319    25,016   -7%
    Prepaid expenses and other current
     assets                                     33,994    41,524  -18%
                                           ------------ ---------
 TOTAL CURRENT ASSETS                          450,674   459,265   -2%

 Property & equipment, net                      64,821    71,006   -9%
 Intangible assets, net                        225,513   226,114    0%
 Other assets                                   69,898    71,018   -2%
                                           ------------ ---------
 TOTAL ASSETS                                 $810,906  $827,403   -2%
                                           ============ =========

 Liabilities and Stockholders' Deficit
    Accounts payable and accrued
     liabilities                              $140,811  $151,990   -7%
    Deferred revenues                          301,361   305,887   -1%
                                           ------------ ---------
 TOTAL CURRENT LIABILITIES                     442,172   457,877   -3%

 Other liabilities                              46,474    46,688    0%
 Long-term convertible debt                    356,805   351,539    1%
                                           ------------ ---------
 TOTAL LIABILITIES                             845,935   856,104   -1%

 Total Stockholders' Deficit                   (34,545)  (28,701)  20%
                                           ------------ ---------
 TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT    $810,906  $827,403   -2%
                                           ============ =========



                            GARTNER, INC.
            Condensed Consolidated Statements of Cash Flows
                       (Unaudited, in thousands)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                        2003     2002
                                                    --------- --------
 Operating activities:
 Net loss                                            $(1,512) $(4,316)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
    Depreciation and amortization of intangibles      10,230   10,847
    Non-cash compensation                                251      298
    Tax benefit associated with exercise of stock
     options                                                    1,189
    Deferred taxes                                         5     (145)
    Income from minority-owned investments               (31)     (78)
    Accretion of interest and amortization of debt
     issue costs                                       5,822    5,454
    Gain from sale of business                                   (493)
    Non-cash charges associated with asset
     impairment                                                 1,424
 Changes in assets and liabilities:
    Fees receivable                                   25,934   22,467
    Deferred commissions                               1,728    4,210
    Prepaid expenses and other current assets          7,691   17,177
    Other assets                                          72    5,670
    Deferred revenues                                 (5,257)   8,551
    Accounts payable and accrued liabilities         (11,207) (17,727)
                                                    --------- --------
 Cash provided by operating activities                33,726   54,528
                                                    --------- --------
 Investing activities:
 Purchases of businesses                                          (99)
 Proceeds from sale of business                                   239
 Additions to property, equipment and leasehold
  improvements                                        (3,357)  (4,532)
                                                    --------- --------
 Cash used in investing activities                    (3,357)  (4,392)
                                                    --------- --------

 Financing activities:
 Proceeds from stock issued for stock plans            2,021   13,462
 Purchase of treasury stock                           (6,808) (12,153)
                                                    --------- --------
 Cash (used in) provided by financing activities      (4,787)   1,309
                                                    --------- --------
 Net increase in cash and cash equivalents            25,582   51,445
 Effects of exchange rates on cash and cash
  equivalents                                            192      (96)
 Cash and cash equivalents, beginning of period      109,657   27,431
                                                    --------- --------
 Cash and cash equivalents, end of period           $135,431  $78,780
                                                    ========= ========



SELECTED STATISTICAL DATA
(Dollars In thousands)

                                                   March 31, March 31,
                                                     2003      2002
                                                   --------- ---------
Research contract value                            $474,440  $511,241
Consulting backlog                                 $ 98,307  $127,487
Events deferred revenue                            $ 36,623  $ 54,282
Research client organizations                         8,772     9,331



BUSINESS SEGMENT DATA
(Dollars in thousands)
                                         Direct     Gross     Contrib.
                               Revenue  Expense  Contribution  Margin
                              --------- -------- ------------ --------
Three Months Ended 3/31/03
Research                      $115,724  $42,074     $ 73,650       64%
Consulting                      61,779   40,894       20,885       34%
Events                          23,509   15,109        8,400       36%
Other                            3,270      902        2,368       72%
                              --------- -------- ------------
TOTAL                         $204,282  $98,979     $105,303       52%
                              ========= ======== ============

Three Months Ended 3/31/02
Research                      $122,735  $39,751     $ 82,984       68%
Consulting                      65,893   43,360       22,533       34%
Events                           9,100    4,875        4,225       46%
Other                            3,367    1,837        1,530       45%
                              --------- -------- ------------
TOTAL                         $201,095  $89,823     $111,272       55%
                              ========= ======== ============



SUPPLEMENTAL INFORMATION
EPS Reconciliation - GAAP to
Normalized
(in thousands, except per share data)

                                        Three Months Ended March 31,
                                     ---------------------------------
                                            2003             2002
                                     ---------------- ----------------
                                      After-    EPS    After-    EPS
                                        Tax              Tax
                                     -------- ------- -------- -------
Net loss for GAAP EPS                $(1,512) $(0.02)  (4,316) $(0.05)

Other charges                          3,635    0.05   11,210    0.13
Gain from sale of business                               (320)  (0.00)
Income from minority-owned
 investments                             (21)  (0.00)     (51)  (0.00)
Shares (1)                                     (0.00)           (0.01)
Interest on convertible long-term
 debt (2)                              3,129    0.01    3,057   (0.00)
                                     -------- ------- -------- -------
Normalized net income & EPS          $ 5,231  $ 0.04   $9,580  $ 0.07

Average shares used for reported GAAP
 EPS                                  80,492           84,613
Average shares used for normalized
 EPS                                 128,596          132,967


    General Notes

    -- Normalized net income & EPS is based on net income (loss), excluding other charges, income from minority-owned investments, and gains from the sale of businesses. Normalized EPS includes the effect of the convertible debt as if it had been converted as of the beginning of each period. We believe normalized EPS is an important measure of our recurring operations and the effect of debt conversion, as the convertible debt is expected to have a dilutive effect on EPS for the full year of 2003.

    -- The normalized effective tax rate was 33% for the three months ended March 31, 2003 and 35% for the three months ended March 31, 2002.

    Footnotes

    (1) Common share equivalents are included in diluted EPS, unless the resulting EPS calculation is anti-dilutive.

    (2) After-tax interest on convertible long-term debt has been added back to income when calculating normalized EPS, since it is expected that on an "as if converted" method the convertible long-term debt will be dilutive for the full year of 2003.

    CONTACT: Gartner, Inc.
             Heather McConnell, 203/316-6768
             heather.mcconnell@gartner.com